Exhibit 99.B(e)(1)(ii)

AMENDED AND RESTATED SCHEDULE OF PORTFOLIOS

with respect to the

DISTRIBUTION AGREEMENT

between

ING VARIABLE PRODUCTS TRUST

and

ING FUNDS DISTRIBUTOR, LLC

Portfolios

ING VP International Value Portfolio

ING VP MidCap Opportunities Portfolio

ING VP SmallCap Opportunities Portfolio